EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Denver, Colorado — May 17, 2007 — PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced that Rocky Mountain Gas, Inc. (“RMG”) and PRB have reached a settlement and terminated their arbitration proceedings.  RMG will pay PRB $3.25 million in a promissory note (the “Note”) and assign to PRB all of its interests, including infrastructure, for the Moyer coal-bed methane wells located in Section 19 T.48N., R.71W. adjacent to PRB’s acreage in South Gillette.  The promissory note calls for a $500,000 cash payment on May 22, 2007, $500,000 on June 21, 2007 and the balance on or before October 31, 2007.  The note bears an interest rate of 10% per annum and is to be secured by a mortgage.  PRB will assign to RMG all of its interests (other than Section 19) in the acreage originally included in the farmout agreement with RMG.

Robert W. Wright, PRB’s Chairman and CEO, noted, “This settlement is very positive for both companies as it gives RMG a base to develop coal-bed methane operations in the Powder River Basin and it allows PRB to more effectively manage the development of its Moyer coal-bed project in the South Gillette field.  In addition, we anticipate that this settlement will have a positive impact on our balance sheet and second quarter financial results.

“These Moyer pilot wells have played a significant role in dewatering the Moyer coal.  As we have previously announced, PRB is deferring the development of potentially 300 Moyer wells on our acreage until we have evidence of commercial gas sales and the Rockies Express gas pipeline is completed into the Basin.  At this time, there is a material price differential for gas produced in the Powder River Basin, and gas marketers are indicating that this may disappear with the completion of the Rockies Express.  This settlement also gives the Company control of 100% of the 50 out 56 wells currently dewatering the Moyer coal and gives us ownership of the infrastructure needed for production and dewatering the wells.  The level of production of water is very encouraging and we still anticipate commercial production later in 2007 and further development beginning in 2008.  Until we have commercial production and realize higher gas prices, we are focusing our development activities and capital budget in the Denver-Julesburg Basin with drilling to begin this summer.”

About PRB Energy, Inc.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream exploitation and production as well as midstream gathering and processing.  This model is intended to increase PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, delivers cost savings and provides additional revenue through the gathering of third-party gas.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-3/A recently filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel:
PRB Energy, Inc.		DRG&E
Robert W. Wright, Chairman and CEO		Jack Lascar/Lisa Elliott
(303) 308-1330		(713) 529-6600
investors@prbenergy.com		jlascar@drg-e.com/lelliott@drg-e.com